Filed Pursuant To Rule 433

Registration No. 333-233191

November 13, 2019

EMI Strategic Marketing

SSG1506
10/30/2019
Page 2

Twitter

Posts Link to: AdTrax code: Exp. Date: ALPS code (if applicable):	N/A N/A N/A
Photos May Contain:	2750263.1.1.AM.RTL 11/30/2019 2782848.1.1.AM.RTL 11/30/2019
Tweet Copy [140 char recommended] [280 char max] [2 characters per emoji] [Include hashtags] [Include mentions]	**NYSE Bell Ringing** **Tweet 1:** Bet YOUR 15th birthday party didn't feature a @NYSE bell ringing with a bunch of your friends 🏛🔔! Happy birthday 🥳🎂 $GLD! #GLD15 **Tweet 2:** In November 2004, SPDR ETFs and @GOLDCOUNCIL introduced $GLD, the first US #ETF tracking the physical #gold market. 15 years later, we celebrated together at @NYSE! #GLD15 🥳🎂🏛🔔 **Tweet 3:** We're thrilled to have celebrated the 15th anniversary of $GLD, the first US #ETF tracking the physical #gold market, by ringing the closing bell at @NYSE with @GOLDCOUNCIL! 🏛🔔 #GLD15 **Tweet 4:** ICYMI: Yesterday we celebrated the 15th anniversary of $GLD with @GOLDCOUNCIL! Together, we rang the closing bell at @NYSE. 🏛 🔔#GLD15
Link Title [50 char recommended] [70 char max]	**N/A**
Image:	***EVENT VIDEO AND PHOTOS***

Information Classification: Limited Access

SSG1506 10/23/2019 Page 3 LinkedIn Company Page Post: Links to: N/A N/A N/A AdTrax code: Exp. Date: ALPS code (if applicable): Photos May Contain: 2750263.1.1.AM.RTL 11/30/2019 2782848.1.1.AM.RTL 11/30/2019 Headline NYSE Bell Ringing [150 char recommended] [Truncates at 224 char] Post 1 [1,300 char max] We’re thrilled to have celebrated the 15th anniversary of GLD, the first US ETF tracking the physical gold market, by ringing the closing bell at @NYSE with @World-Gold-Council! #GLD15 DSU’S DSU 1 In November 2004, SPDR ETFs and the World Gold Council partnered to launch GLD—the first US #ETF tracking the physical gold market. 15 years later, we celebrated by ringing the closing bell together at the NYSE! #GLD15 DSU 2 SPDR ETFs and our partner World Gold Council celebrated the 15th birthday of GLD, the first gold-backed ETF in the US, by ringing the bell at the NYSE! #GLD15 Link Title N/A [Not currently visible] [70 char max] [45 char max for video] Image: EVENT VIDEO AND PHOTOS Information Classification: Limited Access

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.